Exhibit 10.14

RESTITUTION AGREEMENT

WHEREAS, Bio-Reference Laboratories, Inc. (hereinafter referred to as “BRLI” or the “Company”) entrusted its employee, John Littleton (hereinafter referred to as the “Employee”), with responsibility for day-to-day management of the sales force at BRLI; and

WHEREAS, BRLI has discovered and its investigation has revealed that approximately $1,600,000 in funds have been, from BRLI’s perspective, improperly paid (the “Improper Payments”) to Employee or related parties to Employee as expense or fee reimbursements relating to (a) recruiting fees for new hires paid to undisclosed related parties in violation of BRLI policies and (b) reimbursement for improperly and/or insufficiently documented expenses for Employee or others, also in violation of BRLI policies; and

WHEREAS, the parties have agreed to execute this Restitution Agreement to resolve all civil issues relating to the Improper Payments; and

WHEREAS, Employee freely, voluntarily and without any duress or coercion has agreed to repay to the Company the entire $1,600,000 in Improper Payments;

NOW, THEREFORE,

1.               Employee hereby agrees to pay to the order of BRLI the total sum of ONE MILLION, SIX HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($1,600,000.00).  This total amount shall be paid via certified, bank check or wire transfer payable in clearing house funds to the order of BRLI.  Additionally, payment shall be made simultaneously with the execution of this Restitution Agreement at a closing to occur at the offices of Littler Mendelson to be held at its Newark, NJ offices on or before the close of business on January 23, 2009 (the “Maturity Date”).

2.               Employee further acknowledges and agrees that:

a.               He will not contest the propriety of BRLI’s termination of his employment from the Company effective as of January 21, 2009;

b.              Employee’s Employment Agreement with the Company dated August 8, 2007 is terminated and dissolved with no further obligation by either party to the terms thereof except as otherwise stated in this Agreement;

c.               Employee shall be advised of his rights, if any, to continue benefits coverage under any BRLI’s medical insurance plan pursuant to COBRA. Any costs associated with the continuation of such benefits shall be pursuant to COBRA and at Employee’s sole expense;

d.              Other than salary owed for time worked by Employee but not paid prior to January 21, 2009 (which BRLI hereby agrees to pay), Employee is not entitled to any further compensation of any kind under the Employment Agreement or any policy, plan or practice of BRLI;

e.               Any and all Stock Options granted to Employee are terminated and rescinded. This includes but is not limited to the Stock Option Grant dated September 16, 2002 for options exercisable to purchase 50,000 shares at an exercise price of $6.82 per share; the Stock Option Grant dated June 6, 2003 for options exercisable to purchase 5,000 shares at an exercise price of $5.52 per share; and the Stock Option Grant dated October 28, 2005 for options exercisable to purchase 5,000 shares at an exercise price of $18.25 per share;

f.                 By signing this Restitution Agreement, Employee, on behalf of himself, his spouse, children, estate, heirs, successors and assigns (collectively “Releasors”) releases, relinquishes, waives, and gives up any and all claims of any kind whatsoever he or shehas or may have against BRLI, its past and present parents, related companies, affiliates, subsidiaries, and successors and assigns, and their past, present and future owners, shareholders, officers, agents and/or employees (collectively “Releasees”), jointly and individually, including but not limited to claims arising out of or related to Employee’s employment with BRLI and/or Employee’s separation from employment.  This includes all claims based on anything that has occurred from the beginning of time through the date of this Restitution Agreement, regardless of whether Employee knows of the claim or of her right to make the claim.  This release includes, but is not limited to, any claims under the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Sarbanes Oxley Act, Equal Pay Act, the Employee Retirement Income Security Act, , the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, any other federal, state, or local law, whether under statute or common law, any agreement (express or implied), or any claim alleging any violation of public policy, breach of contract (express or implied), tort, detrimental reliance, fraud, or wrongful, constructive or retaliatory discharge;

g.              Employee remains bound by the Key Employee Agreement dated May 31, 2003;

h.              He was required to and has returned to BRLI his company provided automobile, blackberry and corporate credit card;

i.                  He is not permitted to enter upon any BRLI property and is not permitted to engage in any act on behalf of BRLI;

j.                  He shall not contact, other than through his counsel or as may be expressly permitted by the CEO of BRLI, any BRLI employee;

k.               He shall return any and all other BRLI property that he may discover to be in his possession;

l.                 Employee agrees that he shall not assert any credits or offsets against Employee’s debt of $1,600,000 to BRLI as stated herein;

m.           Both Employer and Employee agree and acknowledge that this Restitution Agreement has been entered into for the purpose of resolving civil issues relating to the Improper Payments.  Employer and Employee also agree and acknowledge that by signing this Agreement and making the payment as aforesaid, Employee is not admitting to any fault, liability or wrongdoing  - civil, criminal or otherwise; and that nothing in this Agreement shall be construed as an admission of fault, liability or wrongdoing by Employee.

3.               In the event that Employee fails to pay BRLI the total amount due to it on or before the Maturity Date, BRLI may exercise its right to proceed in any manner available under law to ensure collection of Employee’s remaining debt to BRLI.

4.               If BRLI institutes a formal legal action to recover Employee’s debt after the Maturity Date, Employee shall reimburse BRLI for any and all costs and reasonable attorneys’ fees it incurs as a result of having to utilize a legal process for the debt recovery.

5.               Employee and all endorsers, guarantors, and all persons liable or to become liable on this Restitution Agreement jointly and severally waive any right to claim presentment for payment, protest and demand, notice of dishonor, notice of demand, notice of protest, and notice of nonpayment.

6.               BRLI may assign this Restitution Agreement without the consent of Employee and this Restitution Agreement and all obligations and rights hereunder shall be binding upon the heirs, administrators, executors, successors, assigns, and legal representatives of Employee and shall inure to the benefit of BRLI, its successors and assigns.

7.               If any court of competent jurisdiction deems any term or provision of this Restitution Agreement to be invalid or unenforceable, the remaining provisions of this Restitution Agreement shall not be affected thereby, and each remaining term and provision of this Restitution Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any payments required to be made under this Restitution Agreement shall be in excess of the amounts allowed by law, the amounts of such payments shall be reduced to the maximum amounts permitted by law.

8.               This Restitution Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9.               Neither the terms of this Restitution Agreement nor any obligations arising thereunder may be altered or terminated without the advance, express written consent of a properly authorized BRLI official.

10.         The undersigned Employee acknowledges and agrees that he shall be liable hereunder; that he is voluntarily executing this Restitution Agreement without any coercion, duress or fear of unlawful retaliation; that no promises have been made to him by BRLI or its representatives other than as set forth in this Restitution Agreement; that he understands that this Restitution Agreement does not give him immunity from possible criminal prosecution, and; that he has consulted with counsel of his choosing.

11.         BRLI acknowledges receipt of the car, blackberry and credit card referenced in Section 2(h) above.

12.         By signing below, BRLI represents that it has the full authority to enter into this Restitution Agreement.

13.         This Restitution Agreement is dated and effective as of January 23, 2009.

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND THAT IT IS A LEGALLY BINDING DOCUMENT AND THAT BY SIGNING IT THEY ARE GIVING UP CERTAIN LEGAL RIGHTS.

By:	/s/ John Littleton	By:	/s/ Glenn Smith
	John Littleton		Glenn Smith, as authorized counsel for BRLI

Dated:	January 23, 2009	Dated:	January 23, 2009